Pricing Supplement No. 42  Dated May 13, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Zero Coupon Notes)

Principal Amount: $100,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AH1

Trade Date: May 13, 1997

Settlement Date: May 21, 1997

Maturity Date: May 15, 2027

Price to Public (Issue Price): 9.17%

Net Proceeds to Issuer: $8,920,000

Interest Rate (per annum): 0%

Interest Payment Date(s): Accrued Original Issue Discount will be paid upon maturity or upon redemption of the Notes at the option of the Issuer.

Record Date(s):     (   )  March 1 and September 1 of each year
                     (X)  Other:  May 1 of each year.

Day Count Basis:       (X)  30/360
                      (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
         (    )   Certificated Note

Redemption:
(    )  The Notes may not be redeemed prior to stated maturity.
( X) The Notes may not be redeemed prior to May 15, 2007. Thereafter, they may be redeemed at the option of the Issuer upon at least 20 calendar days notice, in whole but not in part, on each May 15 beginning May 15, 2007 at a redemption price equal to the principal amount of the Notes multiplied by the call Percentage relating to such Optional Redemption date as set forth below:

  Optional            Call
 Repemption          Percentage
   Date

 May-15-2007         20.334%
 May-15-2008         22.020%
 May-15-2009         23.846%
 May-15-2010         25.822%
 May-15-2011         27.963%
 May-15-2012         30.281%
 May-15-2013         32.791%
 May-15-2014         35.510%
 May-15-2015         38.454%
 May-15-2016         41.642%
 May-15-2017         45.094%
 May-15-2018         48.832%
 May-15-2019         52.880%
 May-15-2020         57.264%
 May-15-2021         62.011%
 May-15-2022         67.152%
 May-15-2023         72.719%
 May-15-2024         78.747%
 May-15-2025         85.275%
 May-15-2026         92.345%

Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative Obligations of the Company.
At March 31, 1997 the amount of indebtedness constituting Senior Indebtedness was approximately
$7.5 billion and the amount of Derivative
Obligations was immaterial.

Original Issue Discount:  $90,830,000

Yield to Maturity:  8.1293% semi-annual
Interest Accrual Date:  May 21, 1997
Initial Accrual Period OID: $360,304

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
      J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

     The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:
CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.